EXHIBIT 99.1

PRESS RELEASE

Press Release

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

INTERNET COMMERCE CORPORATION ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER AND YEAR END FISCAL 2006

NORCROSS, GA—October 16, 2006 — Internet Commerce Corporation (ICC) (NASDAQ:ICCA - News), a leader in business-to-business e-commerce solutions, today announced financial results for its fiscal fourth quarter and year ended July 31, 2006.

In announcing the results, Thomas J. Stallings, chief executive officer, said, “ICC’s performance for fiscal year 2006 demonstrates continued progress with our ‘Growth with Profitability’ strategy. I am pleased to report another historic year with revenue of $19.8 million, net income of $2.98 million and earnings per share of $0.12. Those results validate the strategic execution in recent years and show strength in our approach to managing the business. We remain committed to growing the business through investments in acquisitions and organic growth initiatives and driving performance that produces solid returns for our investors.”

Fourth Quarter Fiscal Year 2006 Results

Fourth quarter revenue from continuing operations in fiscal 2006 was approximately $5.2 million compared with our fourth quarter of fiscal 2005 revenues of approximately $5.1 million. Net income was $1.3 million, up 112% compared with net income of $628,000 a year ago. Basic and diluted earnings per common share from continuing operations increased to $0.06 compared with basic and diluted earnings of $0.03 per common share in the same period of fiscal 2005.

The Company’s total gross profit margin from continuing operations improved to 70.3% in fourth quarter fiscal 2006 from 61.7% in the fourth quarter of last fiscal year, and total expenses from continuing operations increased 5% in fourth quarter fiscal 2006 from the prior-year period to $4.7 million from $4.4 million. The increase in expenses during the quarter was driven by the acquisition of ENABLE Corporation.

Fiscal Year 2006 Results

For the fiscal year ended July 31, 2006, revenues from continuing operations totaled approximately $19.8 million, up 18% compared with fiscal year 2005 revenues of $16.7 million. Net income was approximately $2.98 million compared to a net income of $234,000 for fiscal year 2005, an increase of 1,172%. Basic and diluted income per common share from continuing operations was $0.12 compared with a loss of $0.01 per basic and diluted common share for fiscal year 2005.

Fiscal year 2006 revenue growth of 18% was driven by both business segments. In the ICC.NETTM segment, fiscal year revenues from continuing operations were approximately $12.8 million, up 13% from approximately $11.3 million for the same fiscal 2005 period. This revenue represented 65% of consolidated revenue in the fiscal year 2006 compared to 67% of consolidated revenue in the fiscal year 2005. Revenues from the Service Bureau segment were approximately $7.0 million, an increase of 30% compared with $5.4 million in fiscal year 2005. This revenue represented 35% of consolidated revenue compared to 33% of consolidated revenue in fiscal year 2005.

The Company’s total gross profit margin from continuing operations improved to 65.7% in fiscal 2006 from 63.8% in fiscal year 2005, and total expenses from continuing operations increased 7% in fiscal year 2006 from the prior-year period to approximately $17.6 million from approximately $16.5 million.

The company ended fiscal 2006 with approximately $7 million of cash on hand, up from approximately $4 million at the end of fiscal 2005. The balance sheet remains strong with current assets ending at approximately $11 million and current liabilities at approximately $2.1 million. The company believes it is well positioned to take advantage of investment opportunities.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation (ICC), headquartered in Norcross, GA, is a leader in business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities. For more information, visit www.icc.net.

INTERNET COMMERCE CORPORATION

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	Three Months Ended		Twelve Months Ended
	July 31,		July, 31
	2006	2005	2006	2005
	Unaudited	Unaudited	Unaudited	Audited

Service revenues	$5,206	$5,078	$19,771	$16,705

Expenses:
Cost of services	1,546	1,945	6,780	6,047
Product development and enhancement	131	172	632	855
Selling and marketing	548	525	2,108	2,673
General and administrative	2,446	1,792	8,097	6,903
	4,671	4,434	17,617	16,478
Operating income	535	644	2,154	227

Other income (expense):
Interest and investment income	65	11	200	39
Interest expense	(22)	-	(158)	(5)
Other income (expense)	786	3	841	3
	829	14	883	37
Income before provision for income taxes	1,364	658	3,037	264

Provision for income taxes, current	33	30	61	30

Net Income	1,331	628	2,976	234

Dividends on preferred stock	(101)	(101)	(400)	(400)

Net income (loss) attributable to common stockholders	$1,230	$527	$2,576	$(166)

Basic income (loss) per common share	$0.06	$0.03	$0.12	$(0.01)
Diluted income (loss) per common share	$0.06	$0.03	$0.12	$(0.01)
Anti-dilutive stock options and warrants outstanding	1,235,989	4,685,383	1,584,704	4,698,717

Weighted average number of common shares outstanding —basic	20,092,440	19,230,869	20,643,139	19,230,869
Weighted average number of common shares outstanding — diluted	22,397,935	20,402,935	22,640,496	19,603,540

INTERNET COMMERCE CORPORATION

Consolidated Balance Sheets

(in thousands)

	July 31,	July 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,989	$3,983
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $458 and $582, respectively	3,631	3,476
Prepaid expenses and other current assets	462	404
Total current assets	11,082	7,863

Restricted cash	433	417
Property and equipment, net	1,113	630
Goodwill	6,148	3,843
Other intangible assets, net	4,830	1,773
Other assets	38	32
Total assets	$23,644	$14,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$662	$226
Accrued expenses	575	1,491
Accrued dividends — preferred stock	232	232
Deferred revenue	262	152
Capital lease obligation	—	4
Lease liability from acquisition	250	749
Other current liabilities	116	145
Total current liabilities	2,097	2,999

Long-term lease liability from acquisition	967	1,217
Total liabilities	3,064	4,216

Stockholders’ Equity:
Preferred stock	*	*
Common stock	227	194
Additional paid-in capital	103,043	95,814
Accumulated deficit	(82,690)	(85,666)
Total stockholders’ equity	20,580	10,342

Total liabilities and stockholders’ equity	$23,644	$14,558

* less than 1,000